Exhibit 99.1

ABACUS LIFE REPORTS SECOND QUARTER 2023 RESULTS

- Revenue Grew 30% Year-over-Year to $18.3 Million -

- Increased Originations Capital Deployment by 88% Year-over-Year to $59.7 Million -

- Net Income Increased 40% Year-over-Year to $6.4 Million -

- Adjusted EBITDA Grew 33% Year-over-Year to $8.8 Million -

ORLANDO, Fla. – August 14, 2023 – Abacus Life, Inc. (“Abacus” or the “Company”) (NASDAQ: ABL), a leading buyer of life insurance policies and vertically integrated alternative asset manager specializing in specialty insurance products, today reported results for the second quarter ended June 30, 2023.

“Our strong second quarter results continue to validate Abacus’ differentiated business model and further contribute to our long track record of sustainable and profitable growth,” said Jay Jackson, Chief Executive Officer of Abacus Life. “In addition to our continued progress, we were very pleased to successfully complete our public listing post-quarter end, a milestone for our long-term growth ambitions. Our proven business model, expert team, and our wealth of data and innovative technology positions us well to execute on our strategic initiatives, take advantage of the many exciting opportunities that lie ahead, and ultimately create long-term value for our shareholders.”

Second Quarter 2023 Highlights

•	Total revenue grew 30% to $18.3 million, compared to $14.1 million in the prior-year period

•

Originations capital deployment increased 88% to $59.7 million, compared to $31.9 million in the prior-year period; number of policy originations grew 4% to 141, compared to 135 in the prior-year period

•	Total operating expenses (excluding unrealized gains and losses and change in fair value) were $4.3 million, compared to $4.6 million in the prior-year period

•	Net income increased 40% to $6.4 million, compared to $4.6 million in the prior-year period

•	Adjusted EBITDA grew 33% to $8.8 million, compared to $6.6 million in the prior-year period

•	Adjusted EBITDA margin of 48.4%, compared to 47.0% in the prior-year period

•	Annualized Return on invested capital (ROIC) for the quarter ended June 30, 2023 of 28.5%

•	Annualized Return on equity (ROE) for the quarter ended June 30, 2023 of 16.0%

Second Quarter 2023 Results

•

Active management revenue increased 38% to $11.0 million, compared to $8.0 million in the prior-year period. The increase was primarily attributable to maturities of policies accounted for under the investment method.

•	Total revenue from portfolio servicing segment was $0.4 million, roughly comparable to the prior-year period.

•

Originations revenue at Abacus Settlements nearly quadrupled to $2.7 million, compared to $0.7 million in the prior-year period. The increase was primarily attributable to higher pricing on the sale of broker policies which led to higher commission fees.

•

Related party revenue at Abacus Settlements was $4.1 million, compared to $4.9 million in the prior-year period. The decrease was mainly due to a decrease in Nova Origination sales and transaction fee reimbursements, partially offset by increased LMA Originations services.

•	Net income increased 40% to $6.4 million, compared to $4.6 million in the prior-year period, driven by strong top-line performance and managing costs efficiently.

•

Adjusted EBITDA for the quarter grew 33% to $8.8 million, compared to $6.6 million in the prior-year period. The increase was primarily attributable to strong revenue growth, partially offset by higher operating expenses. Adjusted EBITDA margin remained strong at 48.4% for the quarter, compared to 47.0% in the prior-year period.

Liquidity and Capital

As of June 30, 2023, the Company had cash and cash equivalents of $20.6 million, balance sheet policy assets of $66.5 million and outstanding long-term debt at fair value of $66.2 million.

Webcast and Conference Call

A webcast and conference call to discuss the Company’s results will be held today beginning at 9:00 a.m. (Eastern Time). A live webcast of the conference call will be available on Abacus Life’s investor relations website at ir.abacuslifesettlements.com. The dial-in number for the conference call is (877) 407-9716 (toll-free) or (201) 493-6779 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at ir.abacuslifesettlements.com for one year following the call.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” “prospects,” or similar words, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: the fact that our loss reserves are bases on estimates and may be inadequate to cover our actual losses; the failure to properly price our insurance policies; the geographic concentration of our business; the cyclical nature of our industry; the impact of regulation on our business; the effects of competition; failing to sustain our relationships with independent agencies; the failure to meet our investment objectives; the inability to acquire additional capital on favorable terms; the effects of acts of terrorism and the factors set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Annual Report on Form 10-K and Quarterly Report on Form 10-Q and subsequent periodic reports. The Company cautions you not to place undue reliance on the forward-looking statements contained in this release. Any forward –looking statements speak only as of their dates. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

About Abacus

Abacus is a leading vertically integrated alternative asset manager specializing in life insurance products. Since 2004, the Company has purchased life insurance policies from consumers seeking liquidity and has actively managed those policies over time (via trading, holding, and/or servicing). With over $2.9 billion in face value of policies purchased, Abacus has helped thousands of clients maximize the value of their life insurance.

Over the past 19 years, the Company has built an institutionalized origination and portfolio management process that is supported by an 84-person team, long-term relationships with 78 institutional partners and 30,000 financial advisors, and the ability to operate in 49 states. The Company has serviced approximately $950 million in policies and has managed assets for large asset managers and third-party investment funds.

Abacus’ leadership team averages 20+ years of experience and consists of innovators since the life settlements industry’s inception in the mid-90s.

The Company is a proud member of the Life Insurance Settlements Association (LISA) and complies with HIPAA and privacy laws to maintain and protect confidentiality of financial, health, and medical information. Abacus is also proud to be a BBB Accredited Business with an A+ rating.

www.Abacuslife.com

Contact:

Abacus Life Investor Relations

investors@abacuslife.com

Abacus Life Public Relations

press@abacuslife.com

ABACUS LIFE, INC.

Condensed Consolidated Balance Sheets

	June 30, 2023 (unaudited)	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,611,122	$30,052,823
Accounts receivable	192,595	10,448
Related party receivable	78,310	198,364
Due from affiliates	10,473,748	2,904,646
Other receivables	21,252	—
Prepaid expenses and other current assets	829,595	116,646

Total current assets	32,206,622	33,282,927
Property and equipment, net	177,931	18,617
Intangible assets, net	32,900,000	—
Goodwill	140,287,000	—
Operating right-of-use assets	240,816	77,011
Life settlement policies, at cost	9,889,610	8,716,111
Life settlement policies, at fair value	56,685,617	13,809,352
Available for sale securities, at fair value	1,000,000	1,000,000
Other investments	1,600,000	1,300,000
Due from members and affiliates	75,582	—
State security deposit	206,873	—
Certificate of deposit	262,500	—
Other assets, at fair value	1,801,886	890,829

TOTAL ASSETS	$277,334,437	$59,094,847

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accrued expenses	$524,400	$—
Accounts payable	401,500	40,014
Operating lease liabilities - current portion	227,561	48,127
Due to members and affiliates	10,415,154	263,785
Due to owners	717,429	—
Contract liabilities - deposits on pending settlements	981,217	—
Accrued transaction costs	182,571	908,256
Other current liabilities	258,759	42,227
Income taxes payable	185,831	—

Total current liabilities	13,894,422	1,302,409

Abacus Life, Inc.

Condensed Consolidated Balance Sheets

SPV purchase and sale note	25,000,000	—
Long-term debt, at fair value	66,165,396	28,249,653
Operating lease liabilities - noncurrent portion	16,864	29,268
Deferred tax liability	9,320,240	1,363,820
Warrant liability	2,438,600	—

TOTAL LIABILITIES	116,835,522	30,945,150

COMMITMENTS AND CONTINGENCIES (11)

SHAREHOLDERS’ EQUITY (DEFICIT)
Class A common stock, $0.0001 par value; 200,000,000 authorized shares; 62,961,688 shares issued and outstanding	6,296	—
LMA members’ capital	—	50,000
Additional paid-in capital	188,641,886	660,000
Retained earnings/(accumulated deficit)	(29,382,362)	25,487,323
Accumulated other comprehensive income	877,306	1,052,836
Non-controlling interest	355,789	899,538

Total shareholders’ equity (deficit)	160,498,915	28,149,697

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$277,334,437	$59,094,847

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Abacus Life, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended June 30,
	2023	2022
REVENUES:
Portfolio servicing revenue
Related party servicing revenue	$329,629	$419,253
Portfolio Servicing revenue	24,737	169

Total portfolio servicing revenue Active management revenue	354,366	419,422
Investment Income from life insurance policies held using investment method	8,263,499	5,965,466
Change in fair value of life insurance policies (policies held using fair value method)	2,760,900	2,014,013

Total active management revenue	11,024,399	7,979,479

Total revenues	11,378,765	8,398,901

COST OF REVENUES (Excluding depreciation stated below)
Cost of revenue	973,400	666,119

Total cost of revenue	973,400	666,119
Gross Profit	10,405,365	7,732,782
OPERATING EXPENSES:
Sales and marketing	683,841	1,019,498
General and administrative expenses	577,539	5,499
Loss on change in fair value of debt	1,445,229	333,879
Unrealized loss (gain) on investments	(672,936)	1,039,022
Depreciation	1,098	1,098

Total operating expenses	2,034,771	2,398,996

Operating Income	$8,370,594	$5,333,786

OTHER INCOME (EXPENSE)
Interest (expense)	(584,075)	—
Interest income	—	—
Other income (expense)	121,601	(127,455)

Total other income (expense)	(462,474)	(127,455)
Net income before provision for income taxes	7,908,120	5,206,331

(Provision for)/Benefit from income taxes	(1,184,571)	(120,132)

NET INCOME	6,723,549	5,086,199

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(26,596)	406,641

NET INCOME ATTRIBUTABLE TO SHAREHOLDERS	6,750,145	4,679,558

ABACUS SETTLEMENTS, LLC

Condensed Consolidated Statement to Operations

	Three Months Ended June 30
	2023	2022
Origination revenue	$2,745,339	$743,388
Related party revenue	4,139,351	4,948,528

Total revenue	6,884,690	5,691,916
Cost of revenue	2,407,021	956,625
Related party cost of revenue	2,490,959	2,615,307

Total cost of revenue	4,897,980	3,571,932

Gross Profit	1,986,710	2,119,984
OPERATING EXPENSES:
General and administrative expenses	2,297,577	2,208,051
Depreciation	2,561	3,048

Total operating expenses	2,300,138	2,211,099

Income (Loss) from operations	(313,428)	(91,115)

OTHER INCOME (EXPENSE)
Interest income	1,193	599
Interest (expense)	(5,863)	—
Other income	—	273

Total other income (expense)	(4,670)	872
Income (Loss) before income taxes	(318,098)	(90,243)

Provision for income taxes	—	—

NET INCOME (LOSS) AND COMPREHENSIVE	$(318,098)	$(90,243)

WEIGHTED-AVERAGE UNITS USED IN COMPUTING NET INCOME (LOSS) PER UNIT:
Basic	$400	400
Diluted	$400	400
NET INCOME/(LOSS) PER UNIT:
Basic earnings per unit	$(795.25)	$(225.61)
Diluted earnings per unit	$(795.25)	$(225.61)

See accompanying notes to interim condensed consolidated financial statement

PROFORMA COMBINED (ABACUS LIFE, INC. AND ABACUS SETTLEMENTS, LLC)

Condensed Consolidated Statement of Operations

	Q2 2023	Q2 2022	Increase	% Increase
Revenue
Origination Revenue	6,884,690	5,691,916	1,192,774	21%
Portfolio & Servicing Revenue	354,366	419,422	(65,056)	(16%)
Active Management Revenue	11,024,399	7,979,479	3,044,920	38%

Total Revenue	18,263,455	14,090,817	4,172,638	30%

Cost of Revenue
Origination Cost of Revenue	4,897,980	3,571,932	1,326,048	37%
Portfolio & Servicing Cost of Revenue	973,400	666,119	307,281	46%

Total Cost of Revenue	5,871,380	4,238,051	1,633,329	39%

Gross Profit	12,392,075	9,852,766	2,539,309	26%

Expenses
Operating Expenses (Abacus & LMA)	4,334,909	4,610,095	(275,186)	(6%)
Other (Income)/Expense	467,144	126,583	340,561	269%
Income Tax Provision / (Benefit)	1,184,571	120,132	1,064,439	886%
Non-Controlling Interest Income / (Loss)	(26,596)	406,641	(433,237)	(107%)

Net Income	6,432,047	4,589,315	1,842,732	40%

EBITDA	8,833,118	6,619,991	2,213,127	33%

Capital Deployed through Abacus	59,764,389	31,809,025	27,955,364	88%
3rd Party Capital Deployed through LMA	20,638,467	46,274,631	(25,636,164)	(55%)

Total Capital Deployed	80,402,856	78,083,657	2,319,199	3%